EXHIBIT 10.1

EMPLOYMENT AGREEMENT BETWEEN

CHEROKEE INC. AND HENRY STUPP

This Employment Agreement (“Agreement”) is entered into as of the 26th day of August, 2010, by and between Henry Stupp (“Stupp”) and Cherokee Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company believes it to be in the Company’s best interest to employ Henry Stupp, pursuant to the terms of this Agreement, and Stupp desires to accept such employment;

WHEREAS, subject to the terms and conditions set forth herein, the Company and Stupp wish to set forth their understanding regarding the mutual rights, obligations and responsibilities of Stupp and the Company in connection with Stupp’s senior executive position with the Company; and

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Stupp agree as follows:

1.             Term.  Except as provided in Section 9 below, the term of this Agreement shall commence as of the date hereof and shall terminate on the earlier of (i) termination of Stupp’s employment in accordance with Section 9 and (ii) January 31, 2014 (the “Term”), which may be extended by mutual agreement and as determined by the Company’s Board of Directors.

2.             Services.

2.1           General Responsibilities.  Subject to the supervision of the Board of Directors of the Company, Stupp shall serve as the Company’s Chief Executive Officer (“CEO”) during the Term.

2.2           Management Titles.  During the Term, the Board of Directors of the Company shall appoint Stupp as CEO with all the powers and authorities as are customarily vested in the chief executive officer of a publicly-traded company such as the Company.  Such duties shall include, but not be limited to, the development and submission to the Board for approval of an annual fiscal year operating budget, which shall be submitted to the Board no later than November 30th of the prior fiscal year, and considered for approval by the Board no later than January 15th of the prior fiscal year.

3.             Compensation.  As compensation for his services rendered under this Agreement, the Company shall compensate Stupp as follows:

3.1           Base Compensation.  As his base compensation for services rendered hereunder, Stupp shall receive a base salary of $350,000 per annum.  Stupp shall be paid the base salary consistent with normal payroll procedures, as other senior officers are paid.

3.2           Annual Performance Bonus.  Beginning for the Company’s fiscal year ended January 31, 2012 (“Fiscal 2012”), and for each fiscal year during the Term, Stupp shall be entitled to receive a performance bonus (the “Performance Bonus”) equal to five percent (5%) of the Pre-Tax Income during such fiscal year in excess of a threshold amount of twenty million dollars ($20,000,000), subject to a maximum of $650,000 per fiscal year.  Pre-Tax Income shall be determined from the audited financial statements of the Company for each such subject fiscal year.

3.3           Payment of Performance Bonuses.

(a)           All performance bonuses payable to Stupp pursuant to Section 3.2 of this Agreement (collectively, “Performance Bonuses”) shall be paid in full in accordance with the Company’s normal payroll bonus procedures, and shall be paid within 2 ½ months following the subject fiscal year end, pursuant to IRS guidelines regulating the deductibility of such payments. Anything set forth herein to the contrary notwithstanding, no Performance Bonuses will be paid to Stupp hereunder unless and until the Compensation Committee of the Board of Directors of Company has certified in writing that the terms of this Agreement have been satisfied and such Performance Bonuses and other compensation have been earned and are payable in accordance with this Agreement.  The Compensation Committee shall act on such certification within 2 ½ months following the subject fiscal year end.

(b)           For purposes of this Agreement, Pre-Tax Income shall be determined in accordance with U.S. generally accepted accounting principles and shall be reduced by all accrued compensation expenses attributable to any compensation paid or payable to Stupp hereunder, including but not limited to the Performance Bonuses and Base Compensation.

3.4           Stupp Equity Investment in the Company, and Concurrent Inducement Grant of Stock Options.

(a)           Sale and Issuance of Common Stock.

(i)            Subject to the terms and conditions of this Agreement, Stupp agrees to purchase on the date of this Agreement, and the Company agrees to sell and issue to Stupp, a total of 81,967 shares of the Company’s Common Stock (the “Initial Shares”) at a purchase price of $18.30 per share, for a total purchase price of $1,500,000 (the “Initial Purchase Price”), payable by cash, check or wire transfer.  The per share price is equal to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Market on the date of this Agreement.  Promptly after receipt of such payment, the Company shall deliver to Stupp a stock certificate representing the Initial Shares.

(ii)           Subject to the terms and conditions of this Agreement, Stupp agrees to purchase on or before January 31, 2011, and the Company agrees to sell and issue to Stupp, that number of shares of the Company’s Common Stock (the “Subsequent Shares”, and, together with the Initial Shares, the “Shares”) equal to $1,000,000 (the “Subsequent Purchase Price”) divided by the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Market on the date of such purchase and sale (the “Subsequent Purchase Date”). The Subsequent Purchase Price is payable by cash, check or wire transfer on the Subsequent Purchase Date.  The per share price of the Subsequent Shares equal to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Market on the Subsequent Purchase Date.  Promptly after receipt of the Subsequent Payment, the Company shall deliver to Stupp a stock certificate representing the Subsequent Shares.

(iii)          Stupp hereby acknowledges that the Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Regulation D promulgated under the Securities Act and that the availability of such exemption is based in material respects upon the truth of the following representations.  With the foregoing in mind and to induce the Company to accept this subscription, Stupp hereby represents and warrants to the Company as follows:

(1)           Stupp has received and reviewed all information that he considers necessary or appropriate for deciding whether to purchase the Shares; Stupp (and/or his professional advisor, if any) has had an opportunity  to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Shares hereunder and regarding the business, financial condition, properties, operations, prospects and other aspects of the Company and all such questions have been answered to Stupp’s full satisfaction; and Stupp has further had the opportunity to obtain all information (to the extent that the Company possesses or can acquire such information without unreasonable effort or expense) which Stupp deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to Stupp; Stupp has not relied on any information or representations with respect to the Company or the offering of the Shares, other than as expressly set forth herein.  Stupp understands that no person has been authorized to give any information or to make any representations other than those expressly contained herein; Stupp is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; Stupp represents that he has consulted with his own tax, investment and legal advisors with respect to the federal, state, local and foreign tax consequences arising from his purchase of the Shares to the extent Stupp has determined it necessary to protect his own interest in connection with a purchase of the Shares in view of Stupp’s prior financial experience and present financial condition, and has relied on his own analysis and investigation and that of Stupp’s advisors in determining whether to invest in the Shares; Stupp recognizes that an investment in the Shares involves a high degree of risk, (ii) no assurance or guarantee has or can be given that an investor in the Company will receive a return of his capital or realize a profit on his investment; Stupp has determined that he can afford to bear the risk of the investment in the Shares, including loss of the entire investment in the Company and he will not experience personal hardship if such a loss occurs; Stupp is purchasing the Shares solely for his own account for investment (not for the account of any other person), and not with a view to, or for, any resale, distribution, fractionalization, or other transfer thereof, and Stupp has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such resale, distribution, fractionalization, or transfer; Stupp acknowledges that neither the Company nor any other person offered to sell the Shares to it by means of any form of general advertising, such as media advertising or seminars; and Stupp understands that the Shares have not been registered or qualified under the Securities Act, and Stupp understands and agrees that all Shares are subject to restrictions on transfer as contained in this Agreement.  Further, certificates representing the Shares shall bear a legend substantially as follows:

“The shares represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the ‘Act’), and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are (a) registered under the Act or (b) are sold pursuant to a valid exemption from the Act and an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that such registration is not required.  These shares also are subject to transfer restrictions as set forth in an Agreement, dated August 26, 2010.”

(b)           Registration Rights.  Within three (3) months following the later of February 1, 2011 or the Subsequent Purchase Date, the Company shall file with the Securities and Exchange Commission a registration statement, or registration statements if necessary, on an appropriate form(s) to effect the registration for resale of both the Shares and the shares of Common Stock that may be acquired upon exercise of the Option (as defined below).  The Company shall use its commercially reasonable efforts to cause such registration statement(s) to become effective and to keep any such registration statement(s) continuously effective under the Securities Act of 1933, as amended (the “Act”), until the earlier of (i) the date when all of the Shares have been sold or (ii) the date when all of the Shares may be sold immediately without registration pursuant to Rule 144 promulgated under the Act.

(c)           Lock-Up Agreement.  Stupp hereby agrees that, without the prior written consent of the Company’s Board of Directors, he will not, during the period commencing on the date hereof and ending on January 31, 2014, subject to the terms in this Section 3.4 (c) below, sell or otherwise transfer or dispose of, directly or indirectly, any of the Shares (the “Lock-Up”); provided, however, that from and after January 31, 2012, 33.3% of the Shares shall be released from the Lock-up, and 66.6% of the Shares (inclusive of the 33.3% released on January 31, 2012) shall be released from the Lock-up on January 31, 2013; provided, further, that all of the Shares shall be released from the Lock-Up as follows:  (i) immediately following termination without Cause by the Company if such termination occurs during the first twelve (12) months of the Term; or (ii) three (3) months following Stupp’s voluntary resignation (at any time during the Term); or (iii) three (3) months following termination without Cause by the Company which occurs following the first twelve (12) months of the Term; or (iv) six (6) months following any termination for Cause by the Company.

(d)           Equity Compensation.  Also concurrent with the execution of this Agreement, the Compensation Committee of the Board shall approve and document the grant to Stupp of a non-qualified, non-plan option to purchase 300,000 shares of the Company’s common stock (the “Option”) on the date that this Agreement is entered into (the “Date of Grant”).  The documentation shall be consistent with the Company’s standard form of option agreement under its 2006 Equity Incentive Plan except as specifically provided in this Agreement.  The Company and Stupp agree and acknowledge that this option grant is intended to be a material inducement to Stupp to accept employment with the Company, consistent with Nasdaq Rule 5635(c)(4), and the Company and Stupp confirm that Stupp has not previously been an employee, officer or director of the Company which would disqualify the Company from relying on the exception to the stockholder approval requirements contained in such Rule 5635(c)(4).  The exercise price per share will be equal to the closing sale price of one share of common stock on the Date of Grant.  The option shall vest contingent on Stupp’s continued service as an employee, director or consultant of the Company, as documented below.

Vesting schedule:	60,000 vest on 1/31/2012

60,000 vest on 1/31/2013

60,000 vest on 1/31/2014

60,000 vest on 1/31/2015

60,000 vest on 1/31/2016

In the event of a Change of Control, in addition to any shares which may already have vested, 60,000 shares shall vest immediately prior to the closing of the Change of Control.

In the event that Stupp does not comply with his obligations under Section 3.4(a)(ii) above and complete the acquisition of the Subsequent Shares on or before January 31, 2011, then 150,000 of the shares subject to the Option shall be forfeited on February 1, and the vesting schedule above shall be deemed amended to replace 60,000 with 30,000.  The forfeited shares shall not be exercisable by Stupp.

The Option shall expire on the 6th anniversary of the Date of Grant (estimated to be 8/30/2016).

For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.

4.             Board Seat and Oversight of the Board of Directors of the Company.

4.1           Seat on Cherokee’s Board of Directors.  Stupp shall be appointed to serve as a member of the Company’s Board of Directors and join the Board of Directors effective upon the execution of this Agreement.  Each year during the Term, the Board shall nominate Stupp for election to the Board at the Company’s annual meeting of stockholders.

4.2           Board of Director’s Oversight.  Stupp agrees that the Board of Directors shall have approval rights of the Company’s (i) annual operating budget, (ii) business plan, (iii) capital expenditures (in excess of twenty-five thousand dollars ($25,000) per quarter), (iv) purchases of any businesses or material assets (outside of the ordinary course of business), (v) sales of any of the Company’s businesses, division or material assets (other than inventory and outside of the ordinary course of business), and (vi) hires of any employees with base salaries (including any contractually promised bonuses) in excess of one hundred thousand dollars ($100,000) per annum. Stupp shall present to the Board of Directors revised business plans within fifteen (15) calendar days after any requests from the Board of Directors.

5.             Other Activities of Stupp; Conflict of Interest.  During the Term of this Agreement, Stupp agrees to devote substantially all of his business time to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder to the extent necessary to discharge such responsibilities, except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities; and (ii) periods of vacation and sick leave to which he is entitled.

During the Term of this Agreement (i) Stupp will not accept any other employment, and (ii) Stupp or any entity controlled by Stupp (each a “Controlled Entity”) will not own (directly, indirectly, of record, beneficially or otherwise) or control the voting power of, greater than 5% of the capital stock or other securities of any corporation or any other business entity that is in a Competitive Business (as defined below) with the Company or its subsidiaries (each of (i) and (ii), a “Prohibited Activity”), unless all material facts regarding such Prohibited Activity have been presented to the Board of Directors and the disinterested members of the Board of Directors, by duly adopted written resolution, authorize Stupp or the Controlled Entity to engage in such Prohibited Activity.  For purposes of this Agreement, a Competitive Business is one that engages in the marketing, licensing of brands and/or the manufacturing of branded merchandise.  During the Term, neither Stupp nor any Controlled Entity shall engage or in any manner participate in any Competitive Business.

Notwithstanding the foregoing, Cherokee and the Board of Directors agree and acknowledge (a) that Stupp may fulfill his obligations pursuant to his existing agreement between Strong Harrison, LLC (which is an entity controlled by Stupp) and NTD Apparel Inc., and (b) that Company waives any conflict attached thereto and any entitlement to any proceeds otherwise due to Strong Harrison or Stupp pursuant to such agreement; provided, however, that Stupp shall spend not more than ten percent (10%) of his time on matters related to NTD Apparel and any, and all Cherokee matters and business shall take priority and come first before any matters or business related to NTD Apparel.  Furthermore, Stupp shall indemnify and hold Company and its affiliates, directors, officers, employees and agents harmless from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or otherwise relating to any claims by NTD Apparel.

6.             Reimbursement of Expenses.  Stupp shall be reimbursed for any and all reasonable business and administrative expenses incurred on the Company’s behalf (including travel, airfare, hotel and other expenses for out-of-town travel), consistent with the Company’s existing business expense reimbursement policy as currently applied to senior executives.  Such reimbursement shall generally occur within thirty (30) calendar days after the Company’s receipt of appropriate documentation detailing such expenses and in accordance with Treas. Regs. Section 1.409A-3(i)(1)(iv); provided, however, that such expenses may be reviewed for their reasonableness and propriety (the “Expense Review”) by the Company’s Chief Operating Officer (or, if the Company has no Chief Operating Officer, its Chief Financial Officer) and/or by the disinterested members of the Board of Directors. The results of any Expense Review shall be final and binding on Stupp.

7.             Insurance.  The Company shall and hereby covenants to, at its own expense during the term hereof: (i) maintain directors and officers liability insurance policies covering Stupp, with coverage and amounts as determined by the Board of Directors of the Company; and (ii) provide or reimburse Stupp (but not his dependents) for health and disability insurance in amounts comparable to those afforded to other officers of the Company, if applicable.

8.             Indemnification.  To the maximum extent permitted by governing law, the Company shall indemnify and hold Stupp harmless from and against all claims or actions of, or demands, suits or proceedings by any third party, and damages, losses and expenses (including reasonable attorneys’ fees) in connection therewith, arising out of this Agreement and the performance by Stupp of his responsibilities hereunder; provided, however, such indemnity shall not apply to any such claim, action, demand, suit, proceeding, damage, loss or expense of Stupp to the extent he is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from his gross negligence or willful misconduct. Stupp shall give prompt written notice if any claim, charge, action or proceeding (“Indemnity Claim”) shall be asserted or commenced which, if successful, could give rise to a claim for indemnification hereunder.

Upon notice of any such Indemnity Claim the Company shall, at its own expense, resist and dispose of such claim in such manner as it deems appropriate. The Company shall not, except with Stupp’s prior written consent, consent to entry of any judgment or enter into any settlement which requires the payment of money by or imposes any obligations upon Stupp or which does not include as an unconditional term, the release of Stupp by the claimant or plaintiff from any liability in respect to such claim or the defense thereof. The foregoing indemnification obligation shall be in addition to any other liability which the Company may have to Stupp under the Certificate of Incorporation of the Company or its By-Laws. Stupp shall not settle any claim, demand, action, suite or proceeding without the consent of the Company, which consent shall not be unreasonably withheld.

9.             Events of Termination.  Stupp’s employment with the Company shall be “at will” at all times.  The Company may terminate Stupp’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Similarly, Stupp may terminate his employment with the Company at any time for any reason or no reason at all.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein. Stupp shall not be entitled to any payments under this Section 9 if Stupp’s employment is terminated for Cause, by Death or by Disability or if Stupp’s employment is terminated by Stupp.  Stupp’s eligibility to receive the payments and benefits provided for in this Section 9 is conditioned on Stupp having first signed a release agreement in the form and substance reasonably satisfactory to the Company within thirty (30) days following his termination of employment. Payments under this Section 9 shall commence on the fortieth (40th) day following this termination of employment, conditioned upon the execution of the release as provided in the preceding sentence and the expiration of any revocation periods provided under the terms of the release or law.  Any amounts to which Stupp is entitled that were otherwise payable during such forty (40) day period following his termination shall be paid on the first business day following the expiration of such forty (40) day period.  For purposes of determining Stupp’s entitlement under this Agreement to any payments as a result of his “termination”, such term shall mean a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance.  Upon termination of Stupp’s employment, Stupp shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Stupp shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Stupp shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Stupp’s employment by the Company.

9.1           Termination Following a Change in Control.  In the event that the Company terminates Stupp’s employment without Cause within 3 months prior to or 12 months following a Change in Control which occurs within 12 months from the date of this Agreement, Stupp will be eligible to receive an amount equal to $300,000, payable in the form of salary continuation over 12 months.  Stupp shall also be entitled to the accelerated vesting of stock options as provided in Section 3.4(b) above upon a Change in Control.

9.2           Termination during the first 12 months.  Except as otherwise provided in Section 9.1, if Stupp’s employment is terminated for any reason during the first 12 months of the Term by either the Company or Stupp then all stock options granted hereunder will be cancelled and shall not be exercisable.  In the event that Stupp’s employment is terminated by the Company without Cause during the first 12 months of the Term, Stupp will be eligible to receive an amount equal to $175,000, payable in the form of salary continuation over 6 months.

9.3           Termination after the first 12 months by the Company, without Cause.  Except as otherwise provided in Section 9.1, if Stupp’s employment is terminated by the Company without Cause at any time after the first 12 months of the Term, then he shall be paid an amount equal to twelve (12) months of his then-current base salary, payable in the form of salary continuation over 12 months.

9.4           Termination by the Company, for Cause.  The Board of Directors may terminate this Agreement at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) any act knowingly undertaken by Stupp with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any fraud, misappropriation or embezzlement by Stupp resulting in more than a de minimis personal profit to Stupp, in any case, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Stupp’s consistent failure to materially perform his normal duties other than any such failure resulting from Stupp’s permanent disability; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; or (B) any felony offense involving a crime of moral turpitude; or (v) Stupp’s chronic or habitual use or consumption of drugs or alcoholic beverages, in either case, that causes material damage to the Company, its properties, assets or business, provided, that to the extent any circumstances that would otherwise constitute Cause shall be capable of cure, including without limitation subsections (iii) and (v) of this paragraph, Stupp shall be given no less than thirty days written notice by the Company to cure such circumstances prior to any termination of his employment for Cause.

9.5           Death or Disability.  This Agreement shall terminate immediately upon Stupp’s death. In addition, upon the failure of Stupp, during the Term, to render services to the Company for a substantially continuous period of six (6) months, because of Stupp’s physical or mental disability during such period, the Company, acting through its Board of Directors or a committee of its Board of Directors to which such authority has been delegated, may terminate Stupp’s employment with the Company. If there should be any dispute between the parties as to Stupp’s physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the parties or their representatives, or failing agreement within ten (10) business days of a written request therefor by either party to the other, then one designated by the then president of the Los Angeles Medical Society. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

10.           Compensation to Stupp in the Event of Early Termination of the Agreement.  In the event of a termination pursuant to Section 9, in addition to amounts set out therein, if any, the Company shall (i) pay Stupp (or his estate) Base Compensation pursuant to Section 3.1 through the date of termination, (ii) reimburse Stupp (or his estate) for all expenses pursuant to Section 6 to the date of termination and (iii) provide ongoing indemnification for Stupp (or his estate) pursuant to Section 8.  Stupp (or his estate) shall be entitled to any unpaid Performance Bonuses earned pursuant to Sections 3.2 or 3.3 during the fiscal year which this Agreement is terminated.  Such unpaid Performance Bonuses will be paid pursuant to (and at the time specified in) Section 3.4 and calculated pursuant to Section 3 using the results of the whole fiscal year during which the Agreement is terminated, but will be pro rated for the number of full months occurring in such fiscal year prior to the date of termination. Stupp shall also be entitled to comparable ongoing insurance coverage pursuant to Section 7 as may be available to other terminated officers, employees or directors of the Company.

11.           No Actions.  Except as specifically contemplated hereby, during the term of this Agreement, the Company and its Board of Directors shall not enter into or authorize any contracts, or take any other actions which would be inconsistent or interfere with, modify or supersede the management responsibilities delegated to Stupp under this Agreement or otherwise impair or interfere with Stupp’s ability to manage the operations of the Company in accordance with the terms hereof.

12.           Miscellaneous Terms.

12.1         Jurisdiction.  Each of the Company and Stupp acknowledges and agrees that the sole forum for commencing or pursuing any proceeding with respect to disputes arising under or in connection with this Agreement, any provisions hereunder, or any other document or instrument entered into or given or made pursuant to this Agreement is, and each party irrevocably submits itself to the personal jurisdiction of, the Superior Court for the County of Los Angeles. Each party hereto consents and agrees that such courts shall have sole original jurisdiction over any matter arising under or in connection with this Agreement.  This consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as provided in this Agreement and as permitted by law, shall be necessary to confer jurisdiction upon the parties hereto in such courts.

12.2         Service and Venue.  Each of the Company and Stupp expressly covenants and agrees that service of process may be made, and personal jurisdiction over said party obtained, by serving a copy of the Summons and Complaint upon said party in accordance with the applicable laws and rules of the pertinent court having jurisdiction over the case pursuant to Section 12.1.

12.3         Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (iii) on the seventh business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (iv) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) or (iii) above, when transmitted and receipt is confirmed by telephone. All notices, requests, demands and other communications shall be addressed to the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Cherokee Inc.
6835 Valjean Avenue
Van Nuys, CA 91406
Attention: Chief Financial Officer
Fax: (818) 908-9191

If to Stupp:	Mr. Henry Stupp
17400 Oak Creek Court
Encino, CA 91316
Fax: 818-475-1356

12.4         Modification; Waiver.  No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the parties hereto. There shall be no waiver of any of the provisions of this Agreement unless in writing signed by the party against which the waiver is sought to be enforced.

12.4A.     Delay of Benefits Required by 409A.  Payments under this Agreement to Stupp shall be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (the “Code) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which Stupp would otherwise be entitled during the six (6) month period immediately following his or her separation from service will be paid on the first business day following the expiration of such six (6) month period.

12.4B  Compliance with Code Section 409A.  This Agreement  is intended to comply with the provisions of Code Section 409A, and the Company reserves the right to amend this Agreement in its discretion in order to make this Agreement comply with Code Section 409A;  provided, however, that the Company makes no representation that the amounts payable to Stupp under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to the amounts payable under this Agreement or to mitigate its effects on any amounts payable under this Agreement.

12.5         Employee Representations.  Stupp hereby represents and warrants to Cherokee that as of the date hereof (a)  there is no current pending, threatened or actual litigation with respect to Stupp or any of his Controlled Entities, and (b) Stupp has never been charged with or convicted of a crime (other than traffic violations).

12.6         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements to be entered into and wholly performed within said state without reference to the conflicts of law provisions thereof.

12.7         Construction of Agreement.  The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of Sections, Subsections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement for any other purpose. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa.

12.8         Further Assurances.  After the effective date of this Agreement, each party agrees to execute any and all such further agreements, instruments or documents, and to take any and all such further action as may be necessary or desirable to carry out the provisions hereof and to effectuate the purposes of this Agreement.

12.9         Attorneys’ Fees.  In the event any action in law or equity or other proceeding is brought for the enforcement of this Agreement or in connection with an interpretation of the provisions of this Agreement, the Court shall award reasonable attorneys’ fees and other costs reasonably incurred in such action or proceeding to the parties based on its judgment of the relative merits of their respective claims.

12.10       Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

12.11       Integration: Parties in Interest.  This Agreement contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements between the parties, whether written or oral. No party shall be liable or bound to any other party in any manner except as specifically set forth in this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not. No party hereto shall have the right to assign this Agreement without the prior written consent of the other party hereto.

12.12       Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. A facsimile copy of a signed execution page shall constitute due execution of this Agreement and shall binding upon the executing party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the first date hereinabove written.

HENRY STUPP		CHEROKEE INC.

By:	/s/ Henry Stupp	By:	/s/ Robert Margolis

Name:	Henry Stupp	Name:	Robert Margolis
		Title:	Chairman of the Board